Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Kearny Financial Corp. of our report dated March 13, 2020 on the consolidated financial statements and effectiveness of internal controls over financial reporting of MSB Financial Corp. and Subsidiaries, which is included in their Annual Report (Form 10-K) for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ CROWE LLP

New York, New York

March 17, 2020